Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee, Board of Directors and Stockholders
Great Southern Bancorp, Inc.
Springfield, Missouri

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 6, 2018, on our audits of the consolidated financial statements included in the Annual Report on Form 10-K of Great Southern Bancorp, Inc. as of December 31, 2017 and 2016, and for each of the three years in the period ended December 31, 2017.  We also consent to the incorporation by reference of our report dated March 6, 2018, on our audit of the internal control over financial reporting of Great Southern Bancorp, Inc. as of December 31, 2017, which is included in the Annual Report on Form 10-K.

/s/ BKD, LLP

Springfield, Missouri
June 15, 2018